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EXHIBIT 99.18
MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS
PART 2 FOR DECEMBER 11, 1998

Equity Growth Systems, inc.
A publicly held Delaware corporation

Minutes of Special Meeting of Board of Directors

     A special meeting of the Board of Directors for Equity Growth Systems, inc. (the "Board" and the "Company," respectively), was held by telephone conference on December 11, 1998, at 10:30 A.M., after provision of notice to all members by telephone and facsimile transmission. A copy of such notice is appended hereto as exhibit "A". All exhibits were provided to the participants by facsimile transmission.

     The following Directors were present at the telephone conference meeting held on December 11, 1998: Mr. Scimeca, Mr. Joffe, Ms. Field, Mr. Chamberlin.

     The following Directors were absent: Mr. Edward "Ted" Granville-Smith. Unable to attend for health reasons.

  1) election of officers.

     Wherefore, It appears that the Board has not formerly elected officers, and it is necessary for officers to be elected.

     Wherefore the President of the Company is presently incapacitated and unable to function as an officer for the Company.

     Mr. Chamberlin was elected by the members participating to act as the Chairman of the meeting and also acted as secretary, and after discussions and due procedures, :

     1 Resolved, That the following persons are elected as the sole officers for the Company:

  Acting President              Charles J. Scimeca
  Acting Secretary              G. Richard Chamberlin

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca, Mr. Joffe: ___ Ms. Field: ___

     2. Resolved, That Mr. Edward "Ted" Granville Smith, Jr., is hereby removed as an officer of the Company. The Board will consider is re-election as an officer atl such time his health improves and he indicates to the Board his desire to serve as an officer of the Company. Mr. Don Homan is r hereby removed as an officer of the Company. The Board will reconsider his re-election should Mr Homan indicate a desire to serve as an officer of the Company.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca,   Mr. Joffe: ___ Ms. Field: ___

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     3.  Resolved,  that all official acts taken by Charles J. Scimeca as acting president or as president of the Company since November 7, 1998 to present and all official acts taken by G. Richard Chamberlin as acting secretary or as secretary of the Company since November 7, 1998 to present, are hereby ratified and approved and the powers of each officer shall relate back to each offical act by said officer.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca,   Mr. Joffe: ___ Ms. Field: ___

  The foregoing, based on our best recollection and notes, constitute the actions taken at such special meeting of the Board, and by our execution of these minutes and initials on each page and under each resolution adopted, we do so confirm, effective as of this ___th day of December, 1998.


                                  ------------
                              G. Richard Chamberlin
                      Chairman and Secretary of the Meeting
                                    Director

                                 --------------
                               Charles J. Scimeca


                                    ---------
                                Anthony Q. Joffe
                                    Director

                                  -------------
                                   Penny Field
                                    Director

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                                  Exhibit "A"
                    Copy of By-Laws dated December 8, 1998.

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